Exhibit 99.1

Contact: Marie Castro (858) 505-3399

News Release

REMEC Announces Third Quarter FY 2005 Results

SAN DIEGO, CA — December 7, 2004 — REMEC, Inc. (NASDAQ: REMC) today announced financial results for its third quarter of fiscal year 2005, which ended October 29, 2004. Net sales from continuing operations for the three months ended October 29, 2004 increased 5.9% to $104.4 million as compared to $98.6 million for the quarter ended October 31, 2003. For the quarter ended October 29, 2004, the Company reported a net loss of $3.5 million or $0.06 per share. This compares to a loss of $4.1 million in the prior year third quarter.

Commenting on the quarter, Tom Waechter, REMEC’s President and CEO stated, “I am encouraged by our third quarter performance. Our Defense & Space business remains strong and the Company’s net loss of $3.5 million is a significant improvement over the second quarter.” Mr. Waechter continued, “Our cash position experienced a solid improvement over the second quarter benefiting from our strategy to sell non-core businesses and improved working capital performance. In addition our gross profit improved from the prior quarter as a direct result of the completion of the final phase of our move of production and procurement from Finland to China.”

The Wireless Systems segment net sales were $78.8 million for the three months ended October 29, 2004, up 1.5% from the comparable year earlier quarter primarily due to strong customer demand for power amplifiers used by the original equipment manufacturer (OEMs). Net sales in the Defense & Space segment rose 22.0%, to $25.6 million, as compared to $21.0 million for the prior year third quarter.

Company Gross profits for the quarter were $19.3 million, or 18.5% of sales. The Wireless Systems gross profit continues to be under pressure from downward pricing pressures on selected products and was adversely impacted by start up costs on new integrated filter and tower mounted amplifier products as well as the normally lower profit levels associated with new product introductions. Gross profit for Defense & Space remains strong. Low-cost basis inventory sales were $2.6 million for the quarter. The prior year third quarter gross profit of $21.9 million, or 22.2% of sales, included $1.9 million of low-cost basis inventory sales and had the benefit of stronger margins in essentially all Wireless Systems businesses.

Selling, general and administrative expenses, or SG&A, increased from 11.7% of sales for the three months ended October 30, 2003 to 13.2% of sales for the three months ended October 29, 2004. SG&A costs totaled $13.8 million for the three months ended October 29, 2004, as compared to $11.5 million for the comparable prior year quarter, an increase of $2.3 million. The increase was primarily due to Sarbanes-Oxley implementation costs and higher consulting costs.

Research and development expenses decreased $2.4 million, or 20.9%, for the three months ended October 29, 2004 as compared to the comparable prior year quarter. Expenses were $11.4 million in the prior year period, which compared to $9.0 million for the three months, ended October 29, 2004. The decrease was primarily due to efficiency improvements and improved cost controls. As a percentage of net sales, research and development expenses decreased to 8.7% for the three months ended October 29, 2004 compared to 11.6% in the comparable prior year.

The Company’s cash and short-term investment balances as of October 29, 2004 totaled $43.1 million, an increase of $16.8 million from the prior quarter. During the quarter REMEC entered into a banking arrangement with Nordea bank, which is in addition to the Company’s $30 million revolving line of credit with Silicon Valley Bank.

For more information:

Management will be holding a conference call to discuss quarterly earnings on December 7, 2004, at 2:00 p.m. Pacific Standard Time (Los Angeles). To participate on the conference call within the U.S., please call (800) 946-0713, confirmation code 922787. From outside the U.S., please call (719) 457-2642, confirmation code 922787, ten minutes prior to the scheduled time of the call. A simultaneous webcast of the call will also be provided by the Company. Log onto the Company’s website at www.remec.com, then click on “Live Webcast-Q3 Earnings Call.”

About REMEC

REMEC is a designer and manufacturer of high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks and in space and defense electronics applications.

Forward-looking Statements

Statements in this press release that are not historical are forward-looking statements, which involve known and unknown risks and uncertainties. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.

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REMEC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three months ended		Nine months ended
	October 29, 2004	October 31, 2003	October 29, 2004	October 31, 2003
Net sales	$104,369	$98,575	$323,058	$252,369
Cost of sales	85,094	76,672	275,827	194,056

Gross profit	19,275	21,903	47,231	58,313
Operating expenses:
Selling, general and administrative	13,781	11,505	41,432	35,849
Research and development	9,049	11,439	31,274	35,099
Impairment of goodwill	—	—	62,400	—
Restructuring (reversals)/charges	(17)	—	(888)	378

Total operating expenses	22,813	22,944	134,218	71,326

Loss from continuing operations	(3,538)	(1,041)	(86,987)	(13,013)
Gain on sale of facility	—	—	—	945
Interest income and other, net	(504)	(1,954)	(193)	846

Loss before income taxes	(4,042)	(2,995)	(87,180)	(11,222)
Income taxes	9	(31)	19	24

Loss from continuing operations	$(4,051)	$(2,964)	$(87,199)	$(11,246)

Loss from discontinued operations, net of tax	567	(1,120)	144	(3,507)

Net loss	$(3,484)	$(4,084)	$(87,055)	$(14,753)

Basic net loss per common share:
Loss from continuing operations	$(0.07)	$(0.05)	$(1.41)	$(0.19)
Loss from discontinued operations	0.01	(0.02)	—	(0.06)

	$(0.06)	$(0.07)	$(1.41)	$(0.25)

Diluted net loss per common share:
Loss from continuing operations	$(0.07)	$(0.05)	$(1.41)	$(0.19)
Loss from discontinued operations	0.01	(0.02)	—	(0.06)

	(0.06)	(0.07)	(1.41)	(0.25)

Shares used in computing net loss per common share:
Basic	62,153	59,260	61,974	58,382

Diluted	62,153	59,260	61,974	58,382

REMEC, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

	October 29, 2004	January 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$40,517	$44,783
Short-term investments	2,589	10,296
Accounts receivable, net	76,061	64,194
Notes and other receivables	7,271	7,708
Inventories, net	67,746	75,850
Net assets of discontinued operations	—	10,905
Other current assets	3,432	3,481

Total current assets	197,616	217,217

Property, plant and equipment, net	$67,359	$75,503
Restricted cash	571	569
Goodwill, net	3,018	65,275
Intangible assets, net	2,653	3,257
Other assets	2,047	2,576

	$273,264	$364,397

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$54,532	$59,855
Accrued expenses and other current liabilities	47,461	47,401

Total current liabilities	101,993	107,256

Deferred income taxes and other long-term liabilities	$4,328	$3,999
Shareholders’ equity	$166,943	$253,142

	$273,264	$364,397